Exhibit 99.2

High Roller Technologies Plans Strategic Marketing Partnership with Lines.com to Accelerate U.S. Prediction Markets Launch, Signs Letter of Intent

Partnership advances marketing strategy in preparation for pending launch of recently announced entry into Prediction Markets

Las Vegas, Nevada -- January 15, 2026 -- High Roller Technologies, Inc. (“High Roller”) (NYSE: ROLR), operator of the award-winning, premium online casino brands High Roller and Fruta, today announced it has signed a non-binding Letter of Intent (“LOI”) with Lines.com, a premier sports media platform owned by Spike Up Media, to enter into and execute a strategic marketing partnership designed to accelerate customer acquisition and brand awareness for High Roller’s planned entry into U.S. prediction markets.

This LOI follows High Roller’s announcement of its strategic partnership with Crypto.com | Derivatives North America to launch a regulated event-based prediction markets product in the United States.

Through the contemplated strategic marketing partnership, Lines.com will serve as a key distribution and media partner, leveraging its high-intent audience, advanced automation infrastructure, and market-leading conversion performance to support High Roller’s prediction markets rollout.

Lines.com operates one of the strongest sports media content platforms in the USA, covering six major professional and collegiate sports leagues over more than 100,000 indexed pages. Additionally, Lines.com boasts a sports social media network of 2.11 million followers, which generated nearly 70 million views in the past 30 days.

“Following our announcement with Crypto.com, we are focused on executing a disciplined go-to-market strategy that prioritizes scale, efficiency, and high-quality user acquisition,” said Seth Young, Chief Executive Officer of High Roller Technologies. “Lines.com brings a powerful combination of audience reach, conversion performance, and automation-driven distribution that aligns perfectly with our vision for building a leading prediction markets platform in the U.S.”

The partnership is designed to introduce High Roller’s prediction market offerings to an audience that already understands implied probability, odds-based decision-making, and event-driven trading dynamics.

“Prediction markets are a natural extension of the sports media ecosystem our audience already participates in,” said Eric Ames, Chief Executive Officer at Spike Up Media. “We’ve built our platform around surfacing high-intent users at the exact moment they are seeking actionable insights, and High Roller’s upcoming prediction markets product is a strong fit for that audience.”

In addition to traditional search visibility, Lines.com has established a leading position in AI-driven discovery channels, with nearly 800 AI citations across platforms including Google AI Overview, ChatGPT, Perplexity, and Gemini—more than three times key competitors.

This visibility is expected to support High Roller’s brand presence as consumers increasingly rely on AI-powered tools to discover market-based products.

The Lines.com partnership complements High Roller’s broader strategy to combine regulated market infrastructure, premium consumer experiences, and scalable digital distribution as it expands beyond iGaming into prediction markets.

Spike Up Media A.B. is a shareholder of the Company. Michael Cribari and Brandon Eachus, who currently serve as directors on the Company’s board of directors and two of the Company’s largest shareholders, own interests in Spike Up Media.

Important Notice Regarding the Letter of Intent

This press release describes a LOI and the Parties’ intention to negotiate and execute definitive documentation. No assurance can be given that a definitive agreement will be executed. Unless and until a definitive agreement is executed, the described business relationship remains subject to negotiation and satisfaction of conditions.

About High Roller Technologies, Inc.

High Roller Technologies, Inc. is a leading global online gaming operator known for its innovative casino brands, High Roller and Fruta, listed under the ticker ROLR on the NYSE. The Company delivers a cutting-edge real-money online casino platform that is intuitive and user-friendly. With a diverse portfolio of over 6,000 premium games from more than 90 leading game providers, High Roller Technologies serves a global customer base, offering an immersive and engaging gaming experience in the rapidly expanding multi-billion iGaming industry. The online casino features enhanced search engine optimization, machine learning, seamless direct API integrations, faster load times, and superior scalability.

As an award-winning operator, High Roller Technologies continues to redefine the future of market engagement through innovation, performance, and a commitment to excellence. For more information, please visit the High Roller Technologies, Inc. investor relations website, X, Facebook, and LinkedIn pages.

About Lines.com

Lines.com, a Spike Up Media property, is a leading sports betting media and technology platform delivering automated, data-driven content across major professional and collegiate sports. The platform combines large-scale content automation, AI-powered insights, and proven conversion optimization to connect high-intent sports bettors with regulated betting and market-based products.

Forward Looking Statements

Certain statements in this press release constitute "forward-looking statements" within the meaning of the federal securities laws. Words such as "may," "might," "will," "should," "believe," "expect," "anticipate," "estimate," "continue," "predict," "forecast," "project," "plan," "intend" or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include such factors as discussed throughout Part I, Item 1A. Risk Factors and Part II, Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations of our Annual Report on Form 10-K for the year ended December 31, 2024 and throughout Part I, Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations and in Part II, Item 1A. Risk Factors of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2025. Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Contact

ir@highroller.com

800-460-1039